Exhibit 10.4

AMENDMENT AND ADDENDUM TO

THE SHARE ACQUSITION AGREEMENT DATED JUNE 30, 2022

This Amendment and Addendum to the share acquisition agreement is made and entered into as of May 1, 2023 by and among OneMeta AI (f/k/a WebSafety, Inc.), a Nevada corporation (“ONEI”), Metalanguage Corp., a Nevada corporation (the “Company”) and Saul Leal, the sole shareholder of the Company.

WHEREAS, the technology, knowhow, assets, and significant business opportunities are substantially greater than originally exchanged and conveyed at the closing of the Share Acquisition Agreement;

WHEREAS, the parties have determined that it is in their best interests to issue additional Series B-1 Convertible Preferred shares and common shares to Saul Leal based upon the additional technology that he has delivered to ONEI and for Saul Leal to have the same number of Series B-1 Convertible Preferred shares and common shares owned by Rowland Day; and

WHEREAS, the corporation inadvertently issued unauthorized Series B-1 Convertible Preferred shares at the closing to Saul Leal and has now amended its Articles of Incorporation in order to properly issue authorized Series B-1 Convertible Preferred shares to Saul Leal.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.	Section 1.2 is deleted and replaced as follows:

Upon the filing of and acceptance of ONEI’s amended Articles of Incorporation, ONEI shall issue:

a.	4,309,710 shares of ONEI’s Series B-1 Convertible Preferred stock; and
b.	1,772,800 shares of ONEI’s common stock to Saul Leal.

2.	Section 8.13 is deleted and replaced as follows:

Saul Leal agrees that upon the issuance of the Series B-1 Convertible Preferred shares, as contained in Section 1.2, 1,363,667 shares of the Series B-1 Convertible Preferred stock shall be held in escrow and may not be sold, transferred, assigned or used as collateral for any debt of the shareholder and shall not vote on any ONEI corporate matter for which votes are required.

The shares will be subject to a standard 1933 Act legend. These shares shall not be released from escrow until ONEI has achieved cash sales of $5 million dollars within 12 consecutive months prior to December 31, 2027. These shares may only be released from the escrow and the terms of the escrow may on be waived or adjusted by the written consent of Rowland Day.

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This Amendment and Addendum to the June 30, 2022 share acquisition agreement has been duly executed by the parties as of the date first written above.

ONEMETA AI

By:	/s/ Rowland W. Day II
Rowland W. Day II
Its:	President

METALANGUAGE CORP.

By:	/s/ Saul Leal
Saul Leal
Its:	CEO

SHAREHOLDER OF METALANGUAGE CORP.

/s/ Saul Leal
Saul Leal

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